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                                                                    EXHIBIT 99.4

                                 NO. 2003-10161

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BREAKWATER PARTNERS, LP,               )
on behalf of itself and all others     )
similarly situated,                    )  IN THE DISTRICT COURT OF
    Plaintiff,                         )
V.                                     )
                                       )
JAMES T. HACKETT, JOHN B. BROCK,       )
MILTON CARROLL, WANDA G. HENTON,       )  HARRIS COUNTY, TEXAS       (STAMP)
J. EVANS ATTWELL, THOMAS D.            )
CLARK, JR., PETER J. FLUOR, BARRY      )
J. GALT, ROBERT L. HOWARD, ELVIS L.    )
MASON, CHARLES F. MITCHELL, DAVID      )
K. NEWBIGGING, DEE S. OSBORNE,         )  334 JUDICIAL DISTRICT
AND OCEAN ENERGY, INC.,                )
    Defendants.                        )
================================================================================

                       SHAREHOLDERS' CLASS ACTION PETITION

         Plaintiff, as and for its class action petition, alleges upon personal knowledge as to itself and its own acts, and upon information and belief derived from, inter alia, a review of documents filed with the Securities Exchange Commission and publicly available news sources, such as newspaper articles, as to all other matters, as follows:

                                 DISCOVERY PLAN

         1. This dispute involves complicated class action issues and requires that discovery be conducted on an expedited basis. Therefore, discovery will be conducted under a level 3 discovery control plan, as will be set by the Court. Tex. R. Civ. P. 190.4.

                              NATURE OF THE ACTION

         2. This is a shareholder class action on behalf of the stockholders of Ocean Energy, Inc. ("Ocean" or the "Company") against its directors and others to enjoin defendants' actions related to the sale of Ocean to Devon Energy Corporation ("Devon")


Shareholders' Class Action Petition
in a deal that will personally benefit themselves while injuring Ocean's public shareholders (the "Proposed Transaction"), and to obtain other appropriate relief.

                                     PARTIES

         3. Plaintiff, Breakwater Partners, LP, owned shares of Ocean common stock at all relevant times and continues to own such shares.

         4. Defendant, Ocean, is a Delaware corporation headquartered at 1001 Fannin, Suite 1600, Houston, Texas 77002. Ocean is one of the largest independent oil and gas exploration and production companies in the United States. The Company conducts North American operations in the shelf and deepwater areas of the Gulf of Mexico, the Rocky Mountains, Permian Basin, Arklatex, Anadarko, East Texas and the Gulf Coast areas. Internationally, Ocean holds a leading position among United States independents in West Africa and also conducts operations in Egypt, Tatarstan, Brazil, Pakistan, and Indonesia.

         5. Defendant James T. Hackett is Chairman, President and Chief Executive Officer of the Company, and has served as a director of Ocean since 1998. Hackett will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction. Additionally, Hackett holds options to purchase 1,005,750 shares of Ocean common stock that will be assumed by Devon prior to closing of the Proposed Transaction. Further, Hackett will be named president and chief executive officer of the merged company.





Shareholders' Class Action Petition
                                       2
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         6. Defendant John B. Brock has served as a director of Ocean since
1999. Brock will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 860,500 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.

         7. Defendant Milton Carroll has served as a director of the Company since 1997. Carroll will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 24,000 shares of Ocean stock which, pursuant to the Proposed Transaction, will be assumed by Devon.

         8. Defendant Wanda G. Henton has served as a director of the Company since May 2001. Henton will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, she will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and she holds options to purchase 10,000 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.




Shareholders' Class Action Petition
                                       3
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         9. Defendant J. Evans Attwell has served as a director of the Company since 1974. Attwell will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 52,000 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.

         10. Defendant Thomas D. Clark, Jr. has served as a director of the Company since March 1999. Clark will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 45,680 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.

         11. Defendant Peter J. Fluor has served as a director of the Company since 1980. Fluor will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 52,000 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.



Shareholders' Class Action Petition
                                       4
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         12. Defendant Barry J. Galt has served as a director of the Company since 1983. Galt will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 420,000 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.

         13. Defendant Robert L. Howard has served as a director of the Company since March 1999. Howard will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 48,800 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.

         14. Defendant Elvis L. Mason has served as a director of the Company since March 1999. Mason will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 56,600 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.



Shareholders' Class Action Petition
                                       5
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         15. Defendant Charles F. Mitchell has served as a director of the
Company since March 1999. Mitchell will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 50,360 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.

         16. Defendant David K. Newbigging has served as a director of the Company since March 1999. Newbigging will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of The Proposed Transaction and he holds options to purchase 2,000 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.

         17. Defendant Dee S. Osborne has served as a director of the Company since 1983, Osborne will benefit from the Proposed Transaction in a way that is not shared by all Ocean shareholders because, pursuant to the Proposed Transaction, he will be granted a right to indemnification for acts or omissions occurring prior to the consummation of the Proposed Transaction and he holds options to purchase 52,500 shares of Ocean common stock which, pursuant to the Proposed Transaction, will be assumed by Devon.


Shareholders' Class Action Petition
                                       6
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         18. The individuals described in paragraphs 5 through 17 are hereinafter referred to collectively as the "Individual Defendants." By virtue of their positions as directors, and where applicable, officers of Ocean and/or their exercise of control and ownership over the business and corporate affairs of Ocean, the Individual Defendants have, and at all relevant times had, the power to control and influence and did control and influence and cause Ocean to engage in the practices complained of herein. Each Individual Defendant owed and owes Ocean and its shareholders fiduciary obligations and were and are required to: (1) use their ability to control and manage Ocean in a fair, just and equitable manner; (2) act in furtherance of the best interests of Ocean and its shareholders; (3) act to maximize shareholder value in connection with any change in ownership and control; (4) govern Ocean in such a manner as to heed the expressed views of its public shareholders; (5) refrain from abusing their positions of control; and (6) not to favor their own interests or the interests of their fellow directors and/or officers at the expense of Ocean and its public shareholders.

         19. Each defendant herein is sued individually and/or as a conspirator and aider and abettor. The Individual Defendants are also sued in their capacity as directors of Ocean. The liability of each defendant arises from the fact that they have engaged in all or part of the unlawful acts, plans, schemes, or transactions complained of herein.

                            CLASS ACTION ALLEGATIONS

         20. Plaintiff brings this action as a class action pursuant to Texas Rule of Civil Procedure 42 on behalf of all Ocean common stock holders. Excluded from the Class



Shareholders' Class Action Petition


                                       7
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are defendants, members of the immediate families of the defendants, their heirs and assigns, and those in privity with them.

         21. The members of the Class are so numerous that joinder of all of them would be impracticable. While the exact number of Class members is unknown to plaintiff, and can be ascertained only through appropriate discovery, plaintiff believes there are many hundreds, if not thousands, of Class members. Ocean has millions of shares of common stock outstanding.

         22. Plaintiff's claims are typical of the claims of the Class, since plaintiff and the other members of the Class have and will sustain damages arising out of the defendants' breaches of their fiduciary duties. Plaintiff does not have any interests that are adverse or antagonistic to those of the Class. Plaintiff will fairly and adequately protect the interests of the Class. Plaintiff is committed to the vigorous prosecution of this action and has retained counsel competent and experienced in this type of litigation.

         23. There are questions of law and fact common to the members of the Class that predominate over any questions which, if they exist, may affect individual class members. The predominant questions of law and fact include, among others, whether:

                  (a) the defendants have and are breaching their fiduciary duties to the detriment of Ocean shareholders;

                  (b) the Class has been damaged and the extent to which members of the Class have sustained damages, and what is the proper measure of those damages.



Shareholders' Class Action Petition
                                       8
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         24. A class action is superior to all other available methods for the fair and efficient adjudication of this controversy, since joinder of all members is impracticable. Further, as individual damages may be relatively small for most members of the Class, the burden and expense of prosecuting litigation of this nature makes it unlikely that members of the Class would prosecute individual actions. Plaintiff anticipates no difficulty in the management of this action as a class action. Further, the prosecution of separate actions by individual members of the class would create a risk of inconsistent or varying results, which may establish incompatible standards of conduct for defendants.

                             SUBSTANTIVE ALLEGATIONS

         25. On February 24, 2003, Ocean and Devon announced that they had entered into a definitive agreement pursuant to which Devon would acquire Ocean in a deal valued at $5.3 billion. Under the Proposed Transaction, Ocean shareholders would receive 0.414 shares of Devon's common stock for each share of Ocean common stock. This will require Devon to issue 73.4 million new shares to Ocean's shareholders. Based upon Devon's February 21, 2003 closing price of $48.23 per share, the total value of the stock to be issued will be approximately $3.5 billion. The transaction also calls for Devon to assume $1.8 billion in debt and other obligations currently owed by Ocean.

         26. It has been reported that the acquisition of Ocean will vastly enhance Devon's capabilities in the deep-water drilling sector, and will bring valuable Nigerian and Angolan deep-water assets to Devon's portfolio. Once the Proposed Transaction is


Shareholders' Class Action Petition
consummated, Devon will become the largest U.S.-based independent oil and natural gas producer, with production of approximately 650,000 equivalent barrels of oil per day, and will have an enterprise value of approximately $20 billion. The Proposed Transaction is likely to generate combined annual cost savings of over $50 million.

         27. Despite the obvious benefits to Devon, the Proposed Transaction values Ocean at only $19.97 per common share. Based upon Ocean's February 21, 2003 closing price of $19.27, the proposed transaction offers only a 3% premium over ocean's previous day closing price. This is significantly less than the premium typically paid when a company is acquired, as such premiums often range from 30% to 50% over the closing price from the previous day.

         28. The Individual Defendants have failed to put Ocean up for auction in response to Devon's offer or to take other appropriate steps to maximize the value to Ocean's public shareholders, and have thereby allowed the price of Ocean stock to be capped, depriving plaintiff and the Class of the opportunity to realize any increase in the value of Ocean shares. Despite the long-term value of the Ocean acquisition for Devon, Ocean shareholders will be receiving an inadequate 3% takeover premium over Ocean's stock price prior to the announcement of the transaction, and inadequate value in relation to Ocean's true value. The substantial benefit that Devon will enjoy by virtue of the transaction is not being adequately compensated for in the proposed price to be paid to public shareholders.

         29. Further, in connection with the Proposed Transaction, the Individual Defendants' agreed to a "No Solicitation" provision, which prohibits the Company from



Shareholders' Class Action Petition
                                       10
soliciting, initiating or encouraging any inquiry, proposal or offer with respect to a third party transaction, and foreclosed any unsolicited bids by third parties by agreeing to cause Ocean to pay a $139 million termination fee to Devon in a variety of circumstances, including if the Company withdraws from the agreement.

         30. By entertaining the offer from Devon, the Individual Defendants had initiated a process to sell Ocean, which imposes heightened fiduciary responsibilities and requires enhanced scrutiny by the Court. However, the terms of the proposed sale were not the result of a full and fair auction process or active market check. Rather, the Individual Defendants arrived at them without a full and thorough investigation; and the price and process are intrinsically unfair and inadequate from the standpoint of Ocean's public shareholders.

         31. The Individual Defendants have failed to make an informed decision to date as no market check of Ocean's value was obtained.

         32. The Individual Defendants have violated the fiduciary duties they owe to the shareholders of Ocean. The terms of the Proposed Transaction, its timing, and the failure to auction Ocean and/or invite other bidders, and defendants' failure to provide a market check, demonstrate a clear absence of the exercise of due care and of loyalty to Ocean's public shareholders.

         33. The Individual Defendants fiduciary obligations under the circumstances of Devon's offer obligated them to:

                  (a) Undertake an appropriate evaluation of Ocean's net worth as a merger/acquisition candidate;




Shareholders' Class Action Petition
                                       11
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                  (b) Actively evaluate the Proposed Transaction and/or engage in a meaningful auction with third parties in an attempt to obtain the best value for Ocean's public shareholders;

                  (c) Act independently so that the interests of Ocean's public shareholders will be protected and enhanced; and

                  (d) Adequately ensure that no conflicts of interest exist between the Individual Defendants' own interests and their fiduciary obligations to maximize shareholder value or, if such conflicts exist, to ensure that all conflicts are resolved in the best interests of Ocean's public shareholders.

         34. Further, the Individual Defendants are personally benefiting from the Proposed Transaction as a result of the indemnification agreement and the assumption of stock options, and Defendant Hackett further benefits by his continued employment as the president and chief executive officer of the merged company.

         35. The Individual Defendants have breached their fiduciary duties by reason of the acts and transactions complained of herein.

         36. Plaintiff and other members of the class have been and will be damaged in that they have not and will not receive their fair proportion of the value of Ocean's assets and business, will be divested from their right to share in Ocean's future growth and development and have been and will be prevented from obtaining a fair and adequate price for their shares of Ocean common stock.

         37. The consideration to be paid to class members in the Proposed Transaction is unfair and inadequate because, inter alia.:



Shareholders' Class Action Petition
                                       12
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                  (a) the intrinsic value of Ocean's common stock is in excess of the amount offered by Devon, giving due consideration to the anticipated operating results, net asset value, cash flow, profitability and established markets of Ocean; and

                  (b) The exchange ratio is not the result of an appropriate consideration of the value Of Ocean.

         38. The Individual Defendants have not yet appointed or retained any truly independent person or entity to negotiate for or on behalf of Ocean's public shareholders to promote their best interests in the merger transaction.

         39. The Individual Defendants have breached their duties of loyalty and care to Ocean's public shareholders by using their control of Ocean to undertake to force plaintiff and the class to exchange their equity Interest in Ocean for unfair consideration, and to deprive Ocean's public shareholders of the maximum value to which they are entitled.

         40. The terms of the proposed sale are grossly unfair to the class, and the unfairness is compounded by the gross disparity between the knowledge and information possessed by the Individual Defendants by virtue of their positions of control of Ocean and that possessed by Ocean's public shareholders. Defendants' intent is to take advantage of this disparity and to induce class members to relinquish their Ocean shares at an unfair exchange ratio on the basis of incomplete or inadequate information.

         41. By reason of the foregoing, plaintiff and each member of the class is suffering irreparable injury and damages.


Shareholders' Class Action Petition
                                       13

42. Plaintiff and other members of the class have no adequate remedy at law.

                                     COUNT I

                            BREACH OF FIDUCIARY DUTY

43. Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

44. By reason of the foregoing, the defendants have breached their fiduciary duties to plaintiff and the Class or aided and abetted in the breach of those fiduciary duties.

45. As a result, plaintiff and the Class have been harmed.

                                    COUNT II

                                 INDEMNIFICATION

46. Plaintiff repeats and realleges all previous allegations as if set forth in full herein.

47. The defendants breached their fiduciary duty of care to the shareholders of Ocean.

48. Plaintiff and members of the class, as shareholders of Ocean, have been harmed by reason of the defendants' breaches of their fiduciary duty.

49. As a result, defandants should be required to indemnify plaintiff and members of the class.

Shareholders' Class Action Petition


                                       14
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WHEREFORE, plaintiff demands judgment as follows:

1. determining that this action is a proper class action under Texas Rule of Civil Procedure 42 et seq., and that plaintiff is a proper class representative;

2. declaring that defendants have breached their fiduciary duties to plaintiff and the Class and aided and abetted such breaches;

3. enjoining the proposed sale to Devon and, if the proposed sale is consummated, rescinding it;

4. awarding plaintiff and the class compensatory and/or rescissory damages as allowed by law;

5. awarding interest, attorney's fees, expert fees and other costs, in an amount to be determined; and

6.       granting such other relief as the Court may find just and proper.

                                Respectfully submitted,

                                EMMONS & JACKSON, P.C.

                                /s/ DANIEL W. JACKSON
                                -----------------------------
                                Wm. B. Emmons, SBN 06610450
                                Daniel W. Jackson, SBN 00796817
                                Kenneth W. Brown, SBN 00796257
                                Baker Hughes Building, Suite 1116
                                3900 Essex Lane at Weslayan
                                Houston, TX 77027
                                (713)522-4435
                                (713)527-8850

                                Attorneys for Plaintiff and
                                the Proposed Class

Of Counsel:

Richard B. Brualdi
Kevin T. O'Brien
THE BRUALDI LAW FIRM
29 Broadway, Suite 1515
New York, New York 10006
(212)952-0602

Shareholders' Class Action Petition

                                   2003-10161
                                   NO.________

================================================================================
BREAKWATER PARTNERS, LP,               )
on behalf of itself and all others     )
similarly situated,                    )  IN THE DISTRICT COURT OF
    Plaintiff,                         )
V.                                     )
                                       )
JAMES T. HACKETT, JOHN B. BROCK,       )
MILTON CARROLL, WANDA G. HENTON,       )  HARRIS COUNTY, TEXAS       (STAMP)
J. EVANS ATTWELL, THOMAS D.            )
CLARK, JR., PETER J. FLUOR, BARRY      )
J. GALT, ROBERT L. HOWARD, ELVIS L.    )
MASON, CHARLES F. MITCHELL, DAVID      )
K. NEWBIGGING, DEE S. OSBORNE,         )  334 JUDICIAL DISTRICT
AND OCEAN ENERGY, INC.,                )
    Defendants.                        )
================================================================================

                            DEMAND FOR TRIAL BY JURY

     Plaintiff Breakwater Partners, LP, on behalf of itself and all others similarly situated, demands a trail by jury, and contemporaneously herewith, pays the jury fee of $30.

                                              Respectfully submitted,

                                              EMMONS & JACKSON, P.C.

                                              /s/ DANIEL W. JACKSON
                                              -------------------------------
                                              Wm. B. Emmons, SBN 06610450
                                              Daniel W. Jackson, SBN 00796817
                                              Kenneth W. Brown, SBN 00796257
                                              Baker Hughes Building, Suite 1116
                                              3900 Essex Lane at Weslayan
                                              Houston, TX 77027
                                              (713) 522-4435
                                              (713) 527-8850 - fax

                                              Attorneys for Plaintiff and
                                              the Proposed Class


Demand for Trial by Jury

Of Counsel:

Richard B. Brualdi
Kevin T. O'Brien
THE BRUALDI LAW FIRM
29 Broadway, Suite 1515
New York, New York 10006
(212) 952-0602




Demand for Trial by Jury
                                       2